2850 Frontier Drive | Warsaw, IN 46582 Ph: 574.268.6379 | Fax: 574.268.6302 www.orthopediatrics.com OrthoPediatrics Corp. Announces Continued Expansion of Specialty Bracing Division Into New Territories with Multiple Clinics Warsaw, IN – August 5, 2025 – OrthoPediatrics Corp. (“OrthoPediatrics” or the “Company”) (Nasdaq: KIDS), a company focused exclusively on advancing the field of pediatric orthopedics, today announced the expansion of its OrthoPediatrics Specialty Bracing (“OPSB”) division with multiple new clinics and entry into two new territories. The expansion of the OPSB division includes rapid expansion of greenfield clinic locations in California, Ohio, and Colorado. • Entered a new territory with OPSB’s first clinic in California. The Los Angeles market provides access to millions of potential pediatric and adolescent patients. • Opened a new clinic in Dayton, OH, providing skilled clinicians within Dayton Children’s Hospital and expanding the Ohio territory. • Added new clinics and experienced clinicians to cover the expansive Denver, CO territory. OPSB continues to expand through Acquihire opportunities by adding two new operations in New York and Ireland. • The greater New York City operation added multiple patient locations to the existing two clinics; all new clinics are located within major Children’s Hospital centers. This strategic position will allow a seamless synergy between the clinicians and pediatric surgeons. • Ireland represents both a new territory and OPSB’s first international market. This location is complimentary to OrthoPediatrics’ strong implant business presence in one of the country’s largest pediatric hospitals and provides opportunities to expand to additional Ireland based clinics and beyond across the European region. Joe Hauser, OrthoPediatrics Specialty Bracing division President, commented, “We are thrilled to announce this continued expansion as we are slightly ahead of our planned entry into 4 new target markets in 2025. Our vision to provide better bracing and O&P care to kids across the world is materializing by providing access to millions of potential new patients. I continue to be impressed by the response from surgeons, partnering hospitals, O&P clinicians, and parents, we are clearly filling an unmet need. Our impressive clinical team continues to grow, adding new team members while they increase their knowledge in the pediatric and adolescent space”. Michael C. Albert MD, Division Chief of Pediatric Orthopedics at Dayton Children’s Hospital shared in the excitement, “OrthoPediatrics has always been dedicated to the needs of children and this next step forward, focusing on bracing and O&P care, advances this mission. Their dedication to this space and expanding patient access is key. Partnering with OPSB to bring O&P care on-site will greatly benefit all our patients and our community. We are extremely happy to have them here”. About OrthoPediatrics Corp. Founded in 2006, OrthoPediatrics is an orthopedic company focused exclusively on advancing the field of pediatric orthopedics. As such, it has developed the most comprehensive product offering to the pediatric orthopedic market to improve the lives of children with orthopedic conditions. OrthoPediatrics currently markets over 80 products that serve three of the largest categories within the pediatric orthopedic market. This product offering spans trauma and deformity, scoliosis, and sports medicine/other procedures. OrthoPediatrics’ global sales organization is focused exclusively on pediatric orthopedics and distributes its products in the United States and over 70 countries outside the United States.

2850 Frontier Drive | Warsaw, IN 46582 Ph: 574.268.6379 | Fax: 574.268.6302 www.orthopediatrics.com For more information, please visit www.orthopediatrics.com. For more information about the OrthoPediatrics Specialty Bracing portfolio, please visit www.opsb.com. Investor Contact Philip Trip Taylor Gilmartin Group philip@gilmartinir.com 415-937-5406